As filed with the Securities and Exchange Commission on May 1, 1997
                                                 Registration No. 333-__________


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                     ------------------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                     ------------------------------------

                        ARXA INTERNATIONAL ENERGY, INC.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                          13-3784149
(State or other jurisdiction                             (I.R.S. Employer
     of incorporation or                              Identification Number)
        organization)

   1331 Lamar, Suite 1375                                William J. Bippus
    Houston, Texas 77010                              1331 Lamar, Suite 1375
       (713) 652-2792                                  Houston, Texas  77010
(Address, including zip code, and                         (713) 652-2792

 telephone number, including                 (Name, address, including zip code,
 area code, of registrant's                    and telephone number, including
principal executive offices)                   area code, of agent for service)


                             CONSULTING AGREEMENT
                            ----------------------
                           (Full Title of the Plan)
                               -----------------

                                   COPY TO:
                             Andrew Telsey, Esq.
                         2851 S. Parker Road, Suite 720
                             Aurora, Colorado 80014
                                ---------------
                            ======================
                            Phone (303)671-8920
                            Fax   (303)750-5544
                               -----------------

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed
                                         Proposed       Maximum
         TITLE OF           Amount       Maximum       Aggregate     Amount of
     SECURITIES TO BE       Being     Offering Price    Offering    Registration
        REGISTERED       Registered(1) Per Share(2)     Price(2)        Fee
Common Stock, par value
$.001 per share.........  250,000          $1.94       $485,000       $169.00
   TOTAL                                                              $169.00


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the bid and asked price of the Common Stock as reported by the OTC Bulletin Board on April 23, 1997.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by ARXA International Energy, Inc. ("Company" or "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

         1. The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or, either (i) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended ("Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (ii) the Company's effective Registration Statement on Form 10 or Form 10-SB filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value per share. In addition, the Company is authorized to issue 2,000,000 shares of Preferred Stock, $1.00 par value per share, in such series and upon such terms as the Board of Directors may from time to time determine. As of April 22, 1997, there were 5,304,164 shares of Common Stock and 426,943 shares of Preferred Stock issued and outstanding. In addition, 1,874,891 shares of Common Stock have been reserved for issuance upon exercise of outstanding warrants, and 426,943 shares of Common Stock have been reserved for issuance upon conversion of outstanding shares of Class A Preferred Stock.

  COMMON STOCK

         The holders of the Common Stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the stockholders of the Company, including the election of directors. There is no cumulative voting with respect to the election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, if any, holders of the Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors from funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Other than the preemptive rights granted to William J. Bippus, the President and Chief Executive Officer of the Company, pursuant to his employment agreement, holders of the Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

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  PREFERRED STOCK

         Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. The issuance of any shares of the Preferred Stock could adversely affect the rights of the holders of the Common Stock, and, therefore, reduce the value of the Common Stock.

         CLASS A PREFERRED STOCK. The Class A Preferred Stock is senior to all other classes of stock of the Company, whether common or preferred, and is entitled to receive cumulative dividends at the rate of five percent per annum, payable quarterly. So long as any shares of the Class A Preferred Stock are outstanding, the Company shall not pay or declare any dividends whatsoever, whether in cash, stock or otherwise, or make any distribution on the shares of the Common Stock or any other class of stock ranking junior to the Class A Preferred Stock in respect of dividends or distribution of assets upon liquidation, or purchase or retire or otherwise acquire for consideration any shares of stock ranking junior to the Class A Preferred Stock in respect of dividends or assets, unless all dividends on the Class A Preferred Stock for all past quarter yearly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart, and the full dividends thereon for the then current quarter yearly dividend period shall have been paid or declared.

         The Company may redeem the Class A Preferred Stock, at any time by paying the sum of $1.00 per share, together, in each case, with an amount equal to accrued and unpaid dividends thereon.

         So long as any shares of any series of the Class A Preferred Stock are outstanding (a) the Company shall not, without the consent of the holders of at least a majority of the number of shares of the Class A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, amend, alter or repeal any of the provisions of Article Four of the Certificate of Incorporation of the Company so as to affect adversely the rights, powers or preferences of the Class A Preferred Stock, and shall not, without the consent of the holders of at least a majority of the number of shares of the Class A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a special meeting called for the purpose, amend, alter or repeal any of the provisions of Article Four of the Certificate of Incorporation of the Company or of any resolution or resolutions relating exclusively to the shares of the Class A Preferred Stock, so as to affect adversely the rights, powers or preferences of the Class A Preferred Stock; (b) the Company shall not, without the consent of the holders of at least a majority of the number of shares of the Class A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for that purpose, create or authorize any additional class of stock ranking prior to the Class A Preferred Stock in respect of dividends or distribution of assets on liquidation or increase the authorized amount of any additional class of stock ranking prior to the Class A Preferred Stock in respect of dividends or distribution of assets on liquidation, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any additional class ranking prior to the Class A Preferred Stock in respect of dividends or distribution of assets on liquidation; and (c) the Company shall not, without the consent of the holders of at least a majority of the number of shares of the Class A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, create or authorize any class of stock ranking on a parity with the Class A Preferred Stock in respect of dividends or distributions of assets on liquidation, or increase the authorized amount of the Class A Preferred Stock or of any class of stock ranking on a parity with the Class A Preferred Stock in respect of dividends or distribution of assets on liquidation, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any class ranking on a parity requiring the consent of the holders of at least a specified proportion of the number of shares of the Class A Preferred Stock at the time outstanding or represented at a meeting may be taken with such consent and with such additional vote or consent, if any, of the stockholders as may be from time to time required by the Certificate of Incorporation of the Company, as amended from time to time, or by law. Except as otherwise provided above or by law, the Class A Preferred Stock shall have no voting rights.

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
         Each share of Class A Preferred Stock shall be convertible at any time into one share of Common Stock. At any time after two years from the date of issue of any share of the Class A Preferred Stock, the holder of any such share may require the Company to purchase any such share of the Class A Preferred Stock at a price of $1.50 per share, plus any accrued but unpaid dividends.

  WARRANTS

         As of March 1, 1996, the Company has issued and outstanding warrants to purchase an aggregate of 1,874,891 shares of Common Stock. These warrants are exercisable at a price of $2.00 per share and expire on August 9, 2000.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 4.25 through 4.28 of the Bylaws of the Company ("Bylaws") provide for indemnification of Directors and Officers as follows:

         4.25 LIABILITY AND INDEMNIFICATION. Except as may be otherwise provided herein, any director, officer, employee, or agent of the Company, or any of their Affiliates shall not be liable for the return of the Capital Contributions of the stockholders or any portion thereof or interest thereon. Further, any director, officer, employee, or agent of the Company, or any of their Affiliates shall not be liable, responsible or accountable in damages or otherwise to the Company or the stockholders for any mistake of fact or judgment in operating the business of the Company which results in any loss to the Company or its stockholders or for any acts performed (or omitted to be performed) by any director, officer, employee, or agent of the Company, or any of their Affiliates as fiduciaries in good faith (including, without limitation, pursuant to advice of legal counsel) and within the scope of these Bylaws, if all of the following conditions are met:

              (a) Any such director, officer, employee, or agent of the Company, or any of their Affiliates has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

              (b) Any such director, officer, employee, or agent of the Company, or any of their Affiliates was acting on behalf of or performing services for the Company;

              (c) Such liability or loss was not the result of negligence or misconduct by any such director, officer, employee, or agent of the Company, or any of their Affiliates; and

              (d) Payments arising from such indemnification or agreement to hold harmless are recoverable only out of the tangible net assets of the Company.

         4.26 INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS. Notwithstanding anything to the contrary contained in Paragraph 4.25, any such director, officer, employee, or agent of the Company, or any of their Affiliates, and any person acting as a broker-dealer shall not be indemnified for any losses, liabilities, or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless the following conditions are met:

              (a) There has been successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnities;

              (b) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnities; or

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
              (c) A court of competent jurisdiction approves a settlement of the claims against a particular indemnities and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws; provided, however the court need only be advised of the positions of the securities regulatory authorities of those states
         (i) which are specifically set forth in any offering documents; and
         (ii) in which the plaintiffs claim they were offered or sold shares.

         4.27 LIABILITY INSURANCE. The Company may not incur the cost of that portion of liability insurance which insures any such director, officer, employee, or agent of the Company, or any of their Affiliates for any liability as to which any such person is prohibited from being indemnified under these Bylaws or by law; provided however, that these Bylaws shall not preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability, casualty and workers' compensation, as is customary in the oil and gas industry.

         4.28 ADVANCE OF LEGAL EXPENSES. The advancement of the Company's funds to any such director, officer, employee, or agent of the Company, or any of their Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if the Company has adequate funds available and the following conditions are satisfied:

              (a) The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

              (b) The legal action is initiated by a third party who is not a stockholder, or the legal action is initiated by a stockholder and a court of competent jurisdiction specifically approves such advancement; and

              (c) Any such director, officer, employee, or agent of the Company, or any of their Affiliates undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

         Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors, agents and employees of the Company as follows:

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership,

                                     II-4
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joint venture, trust or other enterprise against expenses (including attorneys'
fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The foregoing discussion of the Company's Bylaws and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by reference to such Bylaws and statutes, respectively.

ITEM 8.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

         EXHIBIT NO.           IDENTIFICATION OF EXHIBIT

         5.1(1)                Opinion Regarding Legality
         10.1(1)               Form of Consulting Agreement
         23.1(1)               Consent of Counsel (included in Exhibit 5.1)
         23.2(1)               onsent of McManus & Co., P.C.

---------------------

(1)    Filed herewith.

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                          Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

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
                          registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of May, 1997.

                                      ARXA INTERNATIONAL ENERGY, INC.


                                      By //S// WILLIAM J. BIPPUS
                                               WILLIAM J. BIPPUS,
                                        President and Chief Executive Officer

                         ----------------------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                     TITLE                          DATE


//S// WILLIAM J. BIPPUS       President, Chief Executive Offi       May 1, 1997
      WILLIAM J. BIPPUS       and Director (Principal Executive
                              Officer)



//S// RICHARD R. ROYALL       Chief Financial Officer               May 1, 1997
      RICHARD R. ROYALL       (Principal Financial and
                              Accounting Officer)


//S// SAMMY FLESCHLER         Secretary, Treasurer                  May 1, 1997
      SAMMY FLESCHLER         and Director

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